Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251390), Form S-3 (No. 333-252810), and Form S-8 (No. 333-254002) of Rush Street Interactive, Inc. of our report dated March 2, 2023, relating to the consolidated financial statements of Rush Street Interactive, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
March 2, 2023